Exhibit 99.1

Rosetta Resources Inc. Announces Third Quarter Results

Company continues to build strong position in Texas Eagle Ford play; almost doubles resource estimates in Gates Ranch area and announces new discovery in previously untested acreage

HOUSTON, TEXAS, November 5, 2010 / GLOBENEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the third quarter of 2010 highlighted by continued positive results from its Eagle Ford resource play in South Texas. In less than one year, the liquids-rich region has become the largest producing area in the Company’s portfolio.

Randy Limbacher, Rosetta's Chairman, CEO and President, said, “As we enter the final quarter of the year, the framework is in place for continued production growth and increased shareholder value.  We continue to strengthen our position in the Eagle Ford play that is now the major base of production and reserves for the Company.  During the quarter, we made significant progress on infrastructure projects that will ensure pipeline and processing capacity for current and projected production from the area for some time into the future. Better than expected results at Gates Ranch and successful drilling results on previously untested acreage are expanding our inventory of investment opportunities in the Eagle Ford play. We continue to assess an oil-producing province in the Southern Alberta Basin in northwest Montana.  Our production is now comprised of more than 30 percent liquids and we will continue the sales of non-core assets to reduce our exposure to weak natural gas prices and to lower our cost structure. Rosetta today is a more focused, growth-oriented company with an extremely competitive position in one of the most active resource plays in the United States.”

3Q 2010 FINANCIAL REVIEW

For the third quarter ended September 30, 2010, Rosetta reported net income of $8.9 million, or $0.17 per diluted share, versus a net income of $5.7 million, or $0.11 per diluted share, for the same period in 2009.

Production for the third quarter of 2010 averaged 144 million cubic feet of natural gas equivalent per day (“MMcfe/d”).  Daily production was up 19 percent compared to the third quarter of 2009, primarily driven by the increase in production in the Eagle Ford, which averaged approximately 49 MMcfe/d for the third quarter, up from essentially zero a year ago.  Sequentially versus the second quarter, average daily total volumes increased 7 percent, reflecting an increase of 20 MMcfe/d from the Eagle Ford.

Revenues for the third quarter of 2010 were $80.3 million compared to $64.5 million for the same period in 2009.  Compared to a year ago, higher product revenues, primarily from liquids, were offset by lower gas hedging gains.  This year’s third quarter includes a benefit of $10.5 million due to the effect of natural gas hedging as compared to a benefit of $22.9 million for the third quarter 2009.  In this year’s third quarter, 33 percent of the Company’s revenue was generated from oil and natural gas liquids (“NGLs”) sales, compared to 16 percent a year ago, reflecting Rosetta’s shift to a higher liquids mix.

Total lease operating expense (“LOE”), which includes direct LOE, workovers, ad valorem taxes and insurance, was $11.5 million in the third quarter, down 14 percent from the same period of 2009.  This performance reflects the favorable impact of 2010 non-core asset sales as well as lower costs in our remaining properties from cost reduction efforts undertaken in 2009.  Direct LOE was $9.8 million or $0.74 per Mcfe, workover costs were $0.5 million or $0.04 per Mcfe, ad valorem taxes were $1.0 million or $0.08 per Mcfe, and insurance was $0.2 million or $0.02 per Mcfe.  For the quarter, production taxes were $1.6 million or $0.12 per Mcfe and treating and transportation and marketing charges were $1.9 million or $0.14 per Mcfe.

Depreciation, depletion and amortization (“DD&A”) was $32.2 million for the third quarter based on a DD&A rate of $2.42 per Mcfe.

General and administrative (“G&A”) costs were $12.6 million for the third quarter. This quarter’s G&A includes $3.6 million in non-cash stock-based compensation expense. Excluding stock-based compensation expense, general and administrative costs were $0.68 per Mcfe in this year’s quarter, down 9 percent on a unit basis from third quarter 2009 of $0.75 per Mcfe.

For the nine months ended September 30, 2010, Rosetta reported net income of $20.4 million, or $0.39 per diluted share, an increase of $248.8 million from a net loss of $228.4 million, or a loss of $4.48 per diluted share, for the same period in 2009.  These results include a first quarter 2009 non-cash charge of $238.1 million, net of tax, for impairment of oil and gas properties.

Production and revenues for the nine months ended September 30, 2010 were 134 MMcfe/d and $219.0 million, respectively, compared to 142 MMcfe/d and $217.5 million in 2009.  Average revenue per Mcfe in 2010, including hedging, increased to $5.99 per Mcfe from $5.61 per Mcfe in 2009.  Total revenue for the first nine months of 2010 included a benefit of $19.1 million compared to a benefit of $60.1 million in 2009 due to the effect of natural gas hedging.

For the nine months ended September 30, 2010, LOE was $39.5 million or $1.08 per Mcfe.  Direct LOE was $29.1 million or $0.80 per Mcfe, workover costs were $2.0 million or $0.05 per Mcfe, ad valorem taxes were $7.1 million or $0.19 per Mcfe and insurance was $1.3 million or $0.04 per Mcfe.  Production taxes were $4.9 million or $0.13 per Mcfe and treating and transportation and marketing charges were $4.8 million or $0.13 per Mcfe.  DD&A was $81.7 million based on a DD&A rate of $2.23 per Mcfe.

General and administrative costs were $35.7 million for the nine months ended September 30, 2010 including $7.9 million in non-cash stock compensation expense.

OPERATIONAL UPDATE

During the third quarter of 2010, Rosetta made capital investments of $85.7 million.  Year-to-date, the Company has invested $251.7 million of capital.  In the third quarter, the Company drilled 22 gross wells with a 96 percent success rate.  Rosetta held a 100 percent working interest in all but one of the wells.

Eagle Ford Shale

Rosetta continues to accelerate its efforts in the Eagle Ford shale play and is conducting a large-scale development program.  The Company holds 65,000 net acres with approximately 50,000 acres located in liquids-rich areas of the play.  To date, the Company has drilled and completed 20 horizontal wells which represent three percent of the potential net drilling locations.  During the third quarter of 2010, Rosetta operated two to three rigs in the Eagle Ford area drilling six horizontal wells.  Rosetta plans to drill from six to eight wells in the area during the fourth quarter.

Highlights of the Eagle Ford program for the quarter are as follows:

·
Gates Ranch program a geologic and commercial success -- Currently over 95 percent of our Eagle Ford production is located in the Gates Ranch area comprised of approximately 30,000 net acres.  Of that total, 26,500 acres has been fully delineated. Rosetta has drilled and brought on-line 15 horizontal wells with 60 percent of the production comprised of liquids. The Company previously announced an estimated ultimate recovery ("EUR") of 4 billion cubic feet of gas equivalent (“BCFE”) gross per Eagle Ford well.   Recent well performance has consistently exceeded this level.  Based on well production data, Rosetta is providing a new estimate of EUR of 7.2 BCFE gross per well.  Utilizing this new EUR, one typical Gates Ranch well has a before income tax net present value (“BFIT NPV10”) of $13.4 million.  More than 240 development well locations remain to be drilled representing an aggregate BFIT NPV10 of $3.2 billion for Gates Ranch alone, assuming 2010 effective date for all projects. With the delineation program concluded, efforts are now focused on development of Gates Ranch where multi-well drilling and completion pads will be tested to optimize cost structure, increase operational efficiencies, and minimize surface disturbances.

·
New field discovery in previously untested area of Eagle Ford -- A significant milestone for the quarter was the drilling of a discovery well, the Light Ranch 1H, which lies in a 7,500-acre section of the Company’s leasehold in central Dimmit County.  The well was completed with a 4,900-foot lateral and 14 frac stages and brought on-line on October 26, 2010.  Currently, the well is flowing at a gross rate of 510 barrels per day (“Bbl/d”) of oil, 1.3 MMcf/d of residue gas, 260 Bbl/d of NGLs, and 800 Bbl/d of load water for a total of 5.9 MMcfe/d. Since the well is still producing significant load water and cleaning up after fracture stimulation, a stabilized seven-day test rate will be reported at a later date.  Rosetta is the operator and holds a 100 percent working interest in this acreage position. Based on these initial results, the Company estimates an additional 75 net potential drilling locations in the Eagle Ford.

·
New transportation and processing capacity agreements in place to alleviate capacity constraints in Gates Ranch -- Approximately 15 MMcfe/d net of the Company’s Eagle Ford production was curtailed during the quarter due to pipeline capacity constraints. Rosetta has entered into an agreement with Energy Transfer Partners (“ETP”) to transport gas on its 50-mile, 24-inch Dos Hermanas Pipeline, targeted for completion on or before December 1, 2010.  Under the agreement, long-term transportation capacity will be provided for up to 152 MMcf/d of Rosetta’s gross wellhead gas production from Gates Ranch.  In addition, the Company has entered into an initial long-term contract for processing of NGLs up to 50 MMcf/d of gross wellhead gas volume delivered by Rosetta to the new transmission system. The Company is in active negotiations with multiple midstream providers for additional firm processing capacity to meet growth demands in the Eagle Ford area and expects to have it secured before year end.

Southern Alberta Basin

In addition to the three wells already drilled in Southern Alberta Basin, Rosetta has currently drilled two of eight wells that are part of a vertical drilling program to assess the commerciality of the play across its large acreage position.  The Company now holds approximately 300,000 net acres in the Bakken shale play that is an analog to the prolific Williston Basin.  While the Company believes the Southern Alberta Basin area will ultimately be developed with horizontal wells, this vertical program is necessary to evaluate certain key elements of the stimulation design.

Other Operations

In the Sacramento Basin, the second largest producing area for the Company, net production averaged 35 MMcfe/d, a decrease of 6 MMcfe/d from the same period last year. In the Rockies areas of DJ Basin, Pinedale Field and San Juan Basin, net production for the third quarter of 2010 averaged 19 MMcfe/d, an increase of 2 MMcfe/d in the same quarter last year.   During the third quarter, the Company drilled 13 new wells in the DJ Basin to partially offset declines in the other regions of the Rockies.

In the South Texas Lobo, Olmos and Perdido trends, Rosetta's production averaged 37 MMcfe/d, compared to 48 MMcfe/d during the third quarter of 2009.  The decline reflects the Company’s curtailment of capital in natural gas producing areas.

The Company's non-core properties in the Gulf of Mexico operated by third parties averaged 1 MMcfe/d for the third quarter of 2010, down 6 MMcfe/d from the prior year as a result of natural declines.

Divestitures

On October 19, 2010, the Company closed the $37.1 million sale of certain properties in the Arkansas, Texas and Louisiana (“Arklatex”) areas.  The transaction was effective as of August 1, 2010.  In addition, Rosetta has entered into a purchase and sale agreement for its assets in the San Juan Basin of New Mexico and Pinedale, Wyoming.  This sale is anticipated to close during the fourth quarter of 2010.  The two transactions are part of the Company’s ongoing effort to fund growth-oriented activities through internally-generated cash flow from operations and divestitures.

CAPITAL PROGRAM UPDATE AND 2010 OUTLOOK

The Company plans to spend $310 million in capital expenditures during 2010.  Of that amount, $230 million will be directed toward development and exploratory activities in the Eagle Ford play.  The revised capital outlook also reflected an allocation for the eight-well vertical drilling program in the Southern Alberta Basin.  The higher level of capital spending is expected to exceed internally generated cash flows and the Company plans to fund the shortfall with available cash, asset sales, and draws on the Restated Revolver (“Revolver”).

Rosetta’s full-year production guidance is now 135–140 MMcfe/d.  This estimate has been updated to now include the impact of all 2010 divestitures and assumes a December 1, 2010 start date for additional incremental transportation capacity for Eagle Ford. Going forward, the Company’s 2010 exit rate guidance is 145–155 MMcfe/d adjusted for recently announced divestitures. This exit rate includes 80–90 MMcfe/d net of Eagle Ford production.

FINANCING AND HEDGING UPDATE

At the end of the third quarter of 2010, the Company had approximately $24.2 million of cash, an increase of $7.3 million from the cash balance as of the end of the second quarter of 2010.  Additional borrowings of $39 million were made under the Revolver during the third quarter and as a result, the amount outstanding increased from $101 million to $140 million with $205 million available for borrowing under the Revolver as of September 30, 2010.

On October 19, 2010, the semi-annual borrowing base review was completed for the Revolver and increased to $365 million, including an adjustment for the successful divestiture of Arklatex properties.  The borrowing base is subject to further adjustment upon completion of the sale of the San Juan and Pinedale assets.

The Company already has in place significant hedging arrangements for natural gas production for the remainder of 2010, 2011 and 2012.  During the quarter, Rosetta entered into crude oil and natural gas liquids price hedging agreements with respect to a portion of its expected 2011 and 2012 production.  The Company hedged a total of 800 barrels per day of its 2011 crude oil production with collars at an average floor price of $70.00 per Bbl and an average ceiling price of $90.05 per Bbl.  The Company also hedged a total of 700 Bbl/d of NGLs with fixed price swaps at an average price of $51.74 per Bbl, excluding the ethane component. In October 2010, the Company entered into two additional hedging arrangements, another crude oil collar and one NGL fixed price swap both with settlement in 2012.  As such, the Company has hedged a total of 600 Bbl/d of crude with collars at an average floor price of $75.00 per Bbl and an average ceiling price of $102.00 per Bbl.  The Company has also hedged 450 Bbl/d of NGLs with fixed price swaps at an average price of $55.07 per Bbl, excluding the ethane component.

The Company continues to monitor the market and intends to add additional hedges when market pricing is acceptable.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in North America.  The Company’s activities are primarily located in South Texas, including its largest producing region in the Eagle Ford shale, the Sacramento Basin in California and the Rockies, including the Southern Alberta Basin in Montana.  The Company is a Delaware Corporation based in Houston, Texas.

Forward-Looking Statements
This press release includes forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company’s liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves;

the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company’s properties; the Company’s ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company’s most recent Form 10-K, Form 10Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

For filings reporting year-end 2009 reserves, the SEC permits the optional disclosure of probable and possible reserves.  The Company has elected not to report probable and possible reserves in its filings with the SEC.  We use the term “net risked resources” to describe the Company’s internal estimates of volumes of natural gas and oil that are not classified as proved reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of unproved resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of unproved resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates. We use the term “BFIT NPV10” to describe the Company’s estimate of before income tax net present value discounted at 10 percent resulting from project economic evaluation. The net present value of a project is calculated by summing future cash flows generated by a project, both inflows and outflows, and discounting those cash flows to arrive at a present value.  Inflows primarily include revenues generated from estimated production and commodity prices at the time of the analysis.  Outflows include drilling and completion capital and operating expenses.  Net present value is used to analyze the profitability of a project.  Estimates of net present value may change significantly as additional data becomes available, and with adjustments in prior estimates of actual quantities of production and recoverable reserves, commodity prices, capital expenditures, and/or operating expenses.

Investor Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 24,242	$ 61,256
Accounts receivable	30,025	32,691
Derivative instruments	31,446	8,983
Prepaid expenses	3,630	2,837
Other current assets	5,791	6,415
Total current assets	95,134	112,182

Oil and natural gas properties, full cost method, of which $80,912 at September 30,	2,248,687	2,011,972
2010 and $42,344 at December 31, 2009 were excluded from amortization
Other fixed assets	14,393	12,417
	2,263,080	2,024,389
Accumulated depreciation, depletion, and amortization, including impairment	(1,513,787)	(1,433,787)
Total property and equipment, net	749,293	590,602

Deferred loan fees	8,202	4,921
Deferred tax asset	153,470	169,732
Derivative instruments	8,820	-
Other assets	2,443	2,147
Total other assets	172,935	176,800
Total assets	$ 1,017,362	$ 879,584

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,446	$ 2,279
Accrued liabilities	60,907	37,107
Royalties payable	11,878	16,064
Derivative instruments	148	236
Prepayment on gas sales	7,045	7,542
Deferred income taxes	11,694	3,258
	93,118	66,486
Total current liabilities
Long-term liabilities:
Derivative instruments	-	1,960
Long-term debt	360,000	288,742
Other long-term liabilities	24,564	29,301
Total liabilities	477,682	386,489

Commitments and Contingencies (Note 9)

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2010 or 2009	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 51,718,416 shares and 51,254,709 shares at September 30, 2010 and December 31, 2009, respectively	51	51
Additional paid-in capital	787,520	780,196
Treasury stock, at cost; 298,345 and 199,955 shares at September 30, 2010 and December 31, 2009, respectively	(5,552)	(3,473)
Accumulated other comprehensive income	25,174	4,259
Accumulated deficit	(267,513)	(287,938)
Total stockholders' equity	539,680	493,095
Total liabilities and stockholders' equity	$ 1,017,362	$ 879,584

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Natural gas sales	$ 53,783	$ 54,207	$ 157,081	$ 187,238
Oil sales	15,406	4,435	33,162	16,116
NGL sales	11,078	5,842	28,794	14,122
Total revenues	80,267	64,484	219,037	217,476
Operating costs and expenses:
Lease operating expense	11,486	13,312	39,473	47,921
Depreciation, depletion, and amortization	32,163	23,029	81,696	95,928
Impairment of oil and gas properties	-	-	-	379,462
Treating, transportation and marketing	1,878	1,832	4,765	5,193
Production taxes	1,565	1,109	4,940	4,183
General and administrative costs	12,560	10,414	35,693	32,358
Total operating costs and expenses	59,652	49,696	166,567	565,045
Operating income (loss)	20,615	14,788	52,470	(347,569)

Other (income) expense:
Interest expense, net of interest capitalized	6,575	5,239	20,367	13,880
Interest (income)	-	(16)	(29)	(93)
Other (income) expense, net	(149)	(11)	(883)	149
Total other expense	6,426	5,212	19,455	13,936

Income (loss) before provision for income taxes	14,189	9,576	33,015	(361,505)
Income tax expense (benefit)	5,339	3,845	12,590	(133,138)
Net income (loss)	$ 8,850	$ 5,731	$ 20,425	$ (228,367)

Earnings (loss) per share:
Basic	$ 0.17	$ 0.11	$ 0.40	$ (4.48)
Diluted	$ 0.17	$ 0.11	$ 0.39	$ (4.48)

Weighted average shares outstanding:
Basic	51,411	50,994	51,329	50,961
Diluted	52,073	51,291	52,050	50,961

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities
Net income (loss)	$ 20,425	$ (228,367)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	81,696	95,928
Impairment of oil and gas properties	-	379,462
Deferred income taxes	12,282	(131,056)
Amortization of deferred loan fees recorded as interest expense	2,222	1,621
Amortization of original issue discount recorded as interest expense	1,258	228
Stock compensation expense	7,894	4,951
Change in operating assets and liabilities:
Accounts receivable	2,666	22,939
Prepaid expenses	(68)	1,230
Other current assets	624	(1,211)
Other assets	(296)	(444)
Accounts payable	(833)	(222)
Accrued liabilities	10,364	(5,546)
Royalties payable	(4,683)	(16,589)
Net cash provided by operating activities	133,551	122,924
Cash flows from investing activities
Acquisition of oil and gas properties	(5,850)	(3,721)
Additions of oil and gas assets	(243,066)	(99,191)
Disposals of oil and gas properties and assets	14,872	19,483
Decrease in restricted cash	-	1,421
Net cash used in investing activities	(234,044)	(82,008)	#
Cash flows from financing activities
(Payments on)/borrowings on Restated Term Loan	(80,000)	23,400
Borrowings on Restated Revolver	64,000	5,000
Payments on Restated Revolver	(114,000)	(40,000)
Issuance of Senior Notes	200,000	-
Deferred loan fees	(6,228)	(5,855)
Proceeds from stock options exercised	1,786	-
Purchases of treasury stock	(2,079)	(618)
Net cash provided by (used in) financing activities	63,479	(18,073)	#

Net (decrease) increase in cash	(37,014)	22,843
Cash and cash equivalents, beginning of period	61,256	42,855
Cash and cash equivalents, end of period	$ 24,242	$ 65,698

Supplemental disclosures:
Capital expenditures included in accrued liabilities	$ 20,461	$ 9,489

Rosetta Resources Inc.
APPENDIX

4-19
9-5
1-2
3-19
13-1287
B #2-24
BVP #1
BVP #2
7-15
6-12
6-6A
B #2-23
P
P
P
P
Drilled & Completed wells
B #1-23
B #1-26
571#1
P
P
P
P
P
Gates Ranch Delineation
Initial horizontal wells were strategically located to delineate the asset
Appendix - Page 1

Equivalent Gas Rate (6:1 Oil/Gas) (mcfepd)
10000
1000
100
0
50
100
150
200
250
300
350
400
Days

Gates Ranch New Type Curve
Based on actual well performance, the average EUR has been revised from 4.0 BCFE to 7.2 BCFE
Previous 4.0 BCFE EUR
Current 7.2 BCFE EUR
Actual Well Performances (13 wells)

Appendix - Page 2

Area	Initial Gas Rate (mmcfpd)	Initial Oil Rate (bopd)	EUR (bcfe)	NPV Per Well BFIT10 ($MM)	Discounted Payout (years)	Post 2010 Inventory (Net Wells)	NPV Per Area BFIT10 ($)
Gates North Type Curve	5.0	450	6.7	13.0	1.6	150	$1.950 billion
Gates South Type Curve	7.0	350	8.1	14.1	1.4	90	$1.269 billion
Gates Ranch Type Curve	5.7	412	7.2	13.4	1.5	240	$3.219 billion
Notes:
 Gates Ranch proper only (26,500 net acres)
 100 acre well spacing
 $8.25 mm total well cost
 Strip pricing effective 10/26/2010
 ‘Per area’ values are ‘per well’ values multiplied by post 2010 net inventory
Gates Ranch Valuation
On average, a typical well has a 7.2 BCFE EUR and a BFIT NPV of $13.4 million
Appendix - Page 3